Exhibit 99.1

      VARIAN MEDICAL SYSTEMS REPORTS GROWTH IN NET EARNINGS, REVENUES, NET ORDERS, AND BACKLOG FOR FISCAL YEAR 2005; COMPANY RAISES GUIDANCE FOR
                                FISCAL YEAR 2006

    PALO ALTO, Calif., Oct. 26 /PRNewswire-FirstCall/ -- Strong demand for advanced radiation therapy products and filmless X-ray imaging components contributed to a year of strong growth in net earnings, revenues, and net orders, and another record year-ending backlog for Varian Medical Systems (NYSE:
VAR) in fiscal year 2005. The company today reported net earnings of $61 million ($0.45 per diluted share) for the fourth quarter of fiscal year 2005, versus net earnings of $52 million ($0.37 per diluted share) in the year-ago fourth quarter. Net earnings for fiscal year 2005 rose 23 percent to $207 million ($1.50 per diluted share) versus net earnings of $168 million ($1.18 per diluted share) for fiscal year 2004.

    Fourth-quarter revenues were $386 million, up 12 percent from the year-ago quarter, bringing revenues for fiscal year 2005 to $1.4 billion, 12 percent higher than total revenues for fiscal year 2004. Net orders were $488 million for the fourth quarter, up 18 percent from the year-ago quarter. Total net orders for fiscal year 2005 were $1.6 billion, up 14 percent from the fiscal year 2004 total. The backlog at year-end stood at $1.2 billion, 21 percent higher than at the end of fiscal year 2004.

    "We are reporting growth in net orders and revenues from all business segments for the quarter and for the full fiscal year," said Richard M. Levy, chairman and CEO of Varian Medical Systems. "We generated double-digit order growth in Europe, the Far East, and North America during the quarter; and annual orders grew in all regions of the world, with particular strength in Europe and the Far East. Our quarter-over-quarter revenue growth stemmed primarily from Europe and North America, and year-over-year revenues were up in all regions of the world.

    "Gross margins for the quarter stayed essentially even with year-ago levels, while gross margins for the fiscal year reached an all-time high of 43 percent with contributions from all business segments," Levy added. "The company's operating earnings were 23 percent of revenues for the quarter and 22 percent of revenues for the full fiscal year."

    "The company generated record operating cash flow of $93 million for the quarter," Levy said. The company ended the quarter with $382 million in cash and marketable securities after spending $46 million to repurchase 1.2 million shares of its common stock. At the end of the quarter, the company had a balance of 1.5 million shares in its existing repurchase authorization.

    Oncology Systems
    Oncology Systems' fourth quarter revenues for Clinac(R) accelerators and ancillary products as well as software and services for radiotherapy totaled $322 million, up 12 percent from the fourth quarter of last fiscal year. Oncology Systems revenues for the fiscal year were $1.1 billion, up 10 percent from fiscal year 2004. This business recorded fourth-quarter net orders of $417 million, up 19 percent from the same period last year, and $1.3 billion for the fiscal year, up 14 percent from fiscal year 2004 totals. Net orders were up 10 percent in North America and up 33 percent in international markets for the quarter.

    "Orders and shipments of new products for image-guided radiotherapy (IGRT) and stereotactic treatments as well as service contracts helped to drive the growth for this business during the quarter," Levy said. "IGRT technology contributed to strengthened business in North America. As evidence of this strong demand, the company has booked orders for more than 275 On-Board Imager(TM) devices since introducing the product in March of 2004; and more than 110 of those IGRT installations are complete or in progress." Varian's Dynamic Targeting(R) IGRT technology adjusts for movements of tumors, making it possible to treat them with higher, more effective doses while protecting more of the surrounding healthy tissue.

    X-Ray Products
    Revenues for the X-Ray Products business, including tubes and amorphous silicon flat panel detectors for filmless X-ray imaging, were $51 million for the fourth quarter, up 14 percent from the year-ago quarter. For the full fiscal year 2005, revenues were a record $195 million, up 18 percent from fiscal year 2004.

    "This business unit had an absolutely outstanding quarter and year," Levy said. "Our new line of flat panel image detectors for filmless X-ray as well as our high-end X-ray tubes for CT scanners and industrial imaging drove exceptionally strong revenue growth in this business for the quarter and for the year," Levy said. "Annual revenues from flat panel image detectors nearly doubled and contributed significantly to the 26 percent improvement in annual operating earnings for the X-ray Products business."

    Other
    The company's Ginzton Technology Center and its BrachyTherapy unit recorded combined fourth quarter revenues of $13 million, up $1 million from the year-ago quarter. Combined fiscal year 2005 revenues for this segment were $49 million, up by $9 million from fiscal year 2004 levels. Sales of high-dose-rate brachytherapy products for accelerated partial breast treatments led the growth in this business area.

    Outlook
    "Our record backlog and broad range of new products for cancer treatments and X-ray imaging have positioned the company for continued growth, and we are raising our guidance for revenues and earnings in fiscal year 2006," Levy said. "For the year, we believe that total company revenues should increase by about 14 percent above the fiscal 2005 total. First-quarter revenues should grow by about 10 to 11 percent over the comparable period in fiscal year 2005, representing about 20 percent of fiscal year 2006 revenues in keeping with normal patterns for this business.

    "Including the effects of expensing stock options, we believe that earnings per diluted share should be in the range of $1.54 to $1.57 for the full fiscal year 2006 and in the range of $0.23 and $0.24 for the first quarter. Excluding the impact of expensing stock options, growth in earnings per diluted share over comparable fiscal year 2005 periods should be in the range of 16 to 18 percent for the full fiscal year and in the range of 13 to 15 percent for the first quarter."

    The company expects that the annual impact of stock option expensing will be in the range of $0.19 to $0.22 per diluted share in fiscal year 2006. About 40 percent of the impact will occur in the first quarter of the fiscal year when most of the company's stock options are typically awarded. The impact of stock options expensing will be footnoted on a quarterly basis on the profit and loss tables attached to the company's earnings releases.

    Investor Conference Call
    Varian Medical Systems is scheduled to conduct its fiscal year 2005 conference call at 2 p.m. PT today. To hear a live webcast or replay of the call, visit the investor relations page on the company's web site at www.varian.com where it will be archived for a year. To access the call via telephone, dial 1-800-591-6942 from inside the U.S. or 1-617-614-4909 from outside the U.S. and enter confirmation code 64921762. The replay can be accessed by dialing 1-888-286-8010 from inside the U.S. or 1-617-801-6888 from outside the U.S. and entering confirmation code 45760068. The telephone replay will be available through 5 p.m. PT, October 28, 2005.

    Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of integrated cancer therapy systems, which are used to treat thousands of patients per day. The company is also a premier supplier of X-ray tubes and flat-panel digital subsystems for imaging in medical, scientific, and industrial applications. Varian Medical Systems employs approximately 3,570 people who are located at manufacturing sites in North America and Europe and in its 56 sales and support offices around the world. Additional information is available on the company's investor relations web site at www.varian.com

    Forward Looking Statements
    Except for historical information, this news release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including market acceptance of or transition to new products or technology such as IMRT or IGRT; growth drivers; the company's orders, revenues, backlog, or earnings growth; future financial results and any statements using the terms "should," "believe," "expect," or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company's actual results to differ materially from those anticipated. Such risks and uncertainties include demand for the company's products; the company's ability to develop and commercialize new products; the impact of competitive products and pricing; the effect of economic conditions and currency exchange rates; the company's ability to maintain or increase operating margins; the company's ability to meet demand for manufacturing capacity; the effect of environmental claims and expenses; the company's ability to protect the company's intellectual property; the company's reliance on sole or limited-source suppliers; the impact of reduced or limited demand by sole purchasers of certain X-ray tubes; the impact of managed care initiatives or other health care reforms on capital expenditures and/or third-party reimbursement levels; the company's ability to meet FDA and other regulatory requirements or product clearances; the potential loss of key distributors or key personnel; consolidation in the X-ray tubes market; the possibility that material product liability claims could harm future revenues or require us to pay uninsured claims; the ability to make strategic acquisitions and to successfully integrate the acquired operations into the company's business; the effect of changes in accounting principles; the risk of operations interruptions due to terrorism, disease (such as Severe Acute Respiratory Syndrome) or other events beyond the company's control; and the other risks listed from time to time in the company's filings with the Securities and Exchange Commission. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

    A summary of earnings and other financial information follows.

              Varian Medical Systems, Inc. and Subsidiary Companies
                       Consolidated Statements of Earnings
           (Dollars and shares in millions, except per share amounts)
                                   (Unaudited)

(Dollars and shares in millions, except per share amounts)

                                   Q4 QTR       Q4 QTR       Q4 QTR       Q4 QTR
                                    2005         2004         2005         2004
                                 ----------   ----------   ----------   ----------
                                    (As Adjusted)(1)          (As Adjusted) (1)
Net orders                       $    488.3        412.4      1,591.0      1,397.6
  Oncology Systems                    416.7        351.0      1,335.2      1,170.4
  X-Ray Products                       56.3         48.0        204.1        184.0
  Other                                15.3         13.4         51.7         43.2

Order backlog                    $  1,179.0        970.5      1,179.0        970.5

Revenues                         $    386.2        344.8      1,382.6      1,235.5
  Oncology Systems                    322.0        287.6      1,138.5      1,030.5
  X-Ray Products                       51.4         45.1        195.2        165.4
  Other                                12.8         12.1         48.9         39.6

Gross margin                          165.8        148.0        593.0        518.2
  As a percent of
   revenues                            42.9%        42.9%        42.9%        41.9%

Operating expenses
  Research and
   development                         21.6         18.3         82.1         72.1
  Selling, general
   and administrative                  54.4         50.3        205.9        189.4

Operating earnings                     89.8         79.4        305.0        256.7
  As a percent of
   revenues                            23.2%        23.0%        22.1%        20.8%

Interest income, net                   (1.1)        (0.4)        (3.3)        (1.3)

Earnings before taxes                  90.9         79.8        308.3        258.0

Taxes on earnings                      29.9         27.9        101.7         90.3

Net earnings (2)                 $     61.0         51.9        206.6        167.7

  Net earnings per
   share - basic (2):            $     0.47         0.38         1.56         1.23

  Net earnings
   per share -
   diluted (2):                  $     0.45         0.37         1.50         1.18

Shares used in the calculation
 of net earnings per share:
  Average shares
   outstanding - basic                130.8        135.2        132.4        136.0
  Average shares
   outstanding -
   diluted                            136.0        140.5        137.8        142.2

    (1) Certain amounts for the fourth quarter and the twelve months of fiscal year 2004 have been adjusted to reflect the Company's change from the last-in, first-out ("LIFO") method to the first-in, first-out ("FIFO") method of accounting for inventories. For the fourth quarter and twelve months of fiscal year 2004, this change had no impact on net earnings per basic share and net earnings per diluted share.

    (2) If the Company had elected to recognize stock compensation costs based on the fair value of options granted on their grant dates as prescribed by SFAS No. 123, net earnings for the fourth quarter of fiscal years 2005 and 2004 would have been reduced by $4.6 M and $4.8 M, respectively, and net earnings for the twelve months of fiscal years 2005 and 2004 would have been reduced by $23.4 M and $20.3 M, respectively. Net earnings per basic share for the fourth quarter of fiscal years 2005 and 2004 would have been $0.43 and $0.35, respectively, and net earnings per diluted share would have been $0.41 and $0.34, respectively. Net earnings per basic share for the twelve months of fiscal years 2005 and 2004 would have been $1.38 and $1.08 , respectively, and net earnings per diluted share would have been $1.33 and $1.04, respectively.

              Varian Medical Systems, Inc. and Subsidiary Companies
                           Consolidated Balance Sheets

(In thousands)
                                          September 30,     October 1,
                                              2005             2004
                                         --------------   --------------
                                                           (As Adjusted)
                                           (Unaudited)          (1)
Assets
Current assets
  Cash and cash equivalents              $      243,086   $      132,870
  Short-term marketable securities              135,356          219,078
  Accounts receivable, net                      351,899          288,663
  Inventories                                   164,873          144,389
  Other current assets                          121,681          110,584
    Total current assets                      1,016,895          895,584

Property, plant and equipment                   296,862          254,712
  Accumulated depreciation and
   amortization                                (182,322)        (169,335)
    Net property, plant and equipment           114,540           85,377

Long-term marketable securities                   3,679           40,970
Goodwill                                        121,389          112,653
Other non-current assets                         60,899           46,056
Total assets                             $    1,317,402   $    1,180,640

Liabilities and Stockholders' Equity
Current liabilities
  Accounts payable                       $       71,007   $       59,639
  Accrued expenses                              315,287          255,519
  Product warranty                               39,407           40,654
  Advance payments from customers               115,543          100,277
  Current maturities of long term debt            2,689            5,250
    Total current liabilities                   543,933          461,339
Long-term accrued expenses and other             57,124           41,889
Long-term debt                                   57,318           53,250
    Total liabilities                           658,375          556,478

Stockholders' Equity
Common stock                                    130,715          134,045
Capital in excess of par value                  150,466          132,875
Retained earnings and accumulated
 other comprehensive loss                       377,846          357,242
    Total stockholders' equity                  659,027          624,162
Total liabilities and stockholders'
 equity                                  $    1,317,402   $    1,180,640


    (1) Amounts as of October 1, 2004 have been derived from audited financial statements as of that date except that certain amounts have been adjusted to reflect the Company's change from the LIFO method to the FIFO method of accounting for inventories. In addition, the Company has revised the classification of auction rate securities in the amount of $106,600 from cash and cash equivalents to short-term marketable securities to conform to the September 30, 2005 balance sheet presentation.

    FOR INFORMATION CONTACT:
    Elisha Finney 650-424-6803
    elisha.finney@varian.com

    Spencer Sias 650-424-5782
    spencer.sias@varian.com

SOURCE Varian Medical Systems, Inc.
    -0- 10/26/2005
    /CONTACT: Elisha Finney, +1-650-424-6803, or elisha.finney@varian.com, or Spencer Sias, +1-650-424-5782, or spencer.sias@varian.com, both of Varian Medical Systems, Inc./
    /FCMN Contact: anne.rambo@varian.com /
    /Web site:  http://www.varian.com /